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                                                                    EXHIBIT 11.1

                                  BRYLANE INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE

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                                                               THIRTY-NINE
                                    FISCAL YEAR ENDED          WEEKS ENDED
                                 ----------------------- -----------------------
                                 FEBRUARY 3, FEBRUARY 1, NOVEMBER 2, NOVEMBER 1,
                                    1996        1997        1996        1997
                                 ----------- ----------- ----------- -----------
Weighted average number of
 common shares outstanding.....  12,658,144  12,979,313  12,904,057  19,090,200
Add net shares issuable
 pursuant to stock option plans
 less shares assumed
 repurchased at February 3,
 1996, February 1, 1997 and
 November 2, 1996 at the
 assumed initial public
 offering price and at
 November 1, 1997 at the
 average closing price
 for the period................     448,497     386,923     516,003     569,180
                                 ----------  ----------  ----------  ----------
Number of shares for
 computation of primary
 earnings per share............  13,106,140  13,366,236  13,420,060  19,659,380
                                 ==========  ==========  ==========  ==========
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